Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Complete Production Services, Inc.:
We consent to the incorporation by reference of the following reports in this registration statement on Form S-8 of Complete Production Services, Inc. concerning the Complete Production Services, Inc. Amended and Restated 2001 Incentive Stock Plan, the I.E. Miller Services, Inc. 2004 Stock Incentive Plan, and the Complete Energy Services, Inc. 2003 Stock Incentive Plan, as amended, included in amendment no. 6 to the registration statement (No.333-128750) on Form S-1 and prospectus of Complete Production Services, Inc.:
•	our report dated September 30, 2005 (except as to notes 1 and 12(b), which are as of January 17, 2006), with respect to the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of Complete Production Services, Inc., formerly known as Integrated Production Services, Inc., and subsidiaries for the year ended December 31, 2003; and

•	our report dated April 8, 2005 (except as to note 18, which is as of August 19, 2005), with respect to the consolidated balance sheet of Integrated Production Services, Inc. and subsidiaries as of December 31, 2004 and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for the year then ended.
/s/ KPMG LLP
Calgary, Canada
August 4, 2006